Exhibit 10(a)(6)

             Resolution Amending 1987 Nonqualified Stock Option Plan

         RESOLVED, that Section 4 of the Stock Option Plan be and hereby is amended to read in its entirety as follows:

                  "4. Administration of the Plan. The Plan shall be administered by a committee of the Board of Directors, consisting of two or more persons appointed from time to time by the Board from among its members. All members of the committee shall be both "disinterested persons" within the meaning of Rule 16b-3 of the Rules under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Committee"). The Committee shall from time to time grant the options to the extent and on the terms and conditions it deems advisable to such eligible persons (as defined in Section 5 below) and for such number of shares as the Committee shall determine consistent with the provisions of the Plan. Options granted under the Plan shall be evidenced by agreements in such form as the Committee may from time to time approve. The Committee shall have power to interpret the Plan and any agreement evidencing options granted hereunder, to make regulations for carrying out its purpose and to make other determinations in connection with its administration, all of which shall be final and conclusive."



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